Filed Pursuant to Rule 433

Registration No. 333-201641

Pricing Term Sheet

January 26, 2015

Summary of Terms for Issuance

Issuer:	SVB Financial Group

Ranking:	Senior Notes

Principal Amount:	$350,000,000

Pricing Date:	January 26, 2015

Settlement Date:	January 29, 2015

Maturity Date:	January 29, 2025

Interest Payment Dates:	January 29 and July 29 of each year, beginning July 29, 2015

Reference Benchmark:	2.25% due November 15, 2024

Benchmark Yield:	1.810%

Spread to Benchmark:	+170 bps

Reoffer Yield:	3.51%

Coupon:	3.50%

Price to Investors (%):	99.916%, plus accrued interest, if any, from January 29, 2015

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 30 basis points

Minimum Denominations:	$2,000

Minimum Increments:	$1,000

CUSIP / ISIN:	78486QAD3/ US78486QAD34

Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Keefe, Bruyette & Woods, Inc. RBC Capital Markets, LLC Sandler O’Neill + Partners, L.P.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND A PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS SUPPLEMENT AND PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT MAY BE OBTAINED BY CALLING EITHER J.P. MORGAN SECURITIES LLC COLLECT AT 1-212-834-4533 OR MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL-FREE AT 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.